JNL Series Trust 485BPOS

Exhibit 99.28(p)(38)

Effective May 31, 2023

Insider Trading

Policy

River Road's policy prohibits any employee from acting upon, misusing, or disclosing any material non- public information, known as inside information. Any instances or questions regarding possible inside information must be immediately brought to the attention of the compliance department, and any violations of the firm’s policy will result in disciplinary action and/or termination.

Background

Various federal and state securities laws and the Advisers Act (Section 204A) require every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such adviser’s business, to prevent insider trading by the investment adviser or any person associated with the investment adviser. The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material, non-public information to trade in securities (whether one is an “insider” of the company that issued the securities) or the communication of material, non-public information to others who may trade on the basis of such information.

While U.S. law concerning insider trading is not static, it is generally understood that the law prohibits:

■	Trading in securities in any capacity (including derivative securities) while in possession of material, non-public information.

■	Having others trade on the insider’s behalf while the insider is in possession of material, non-public information.

■	Communicating non-public information concerning securities to others who may then trade in securities or pass on the information to others who may trade in such securities. Such conduct, also known as “tipping,” results in liability for the insider who communicated such information (even if such insider does not actually trade themself) and for the person who received the information if they act on such information or pass it on to others who may act on it.

Insider: The concept of “insider” is broad and generally includes any person who possesses material, non-public information about a company and who has a duty to the company to keep this information confidential.

Material: Trading while in the possession of inside information is not a basis for liability unless the information is “material.” Generally, information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if it is reasonably certain to have an effect on the price, whether it is positive or negative, of an issuer’s securities. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. “Inside” information could be material because of its expected effect on the price of the issuer’s securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuse of “inside” information includes not only restrictions on trading in the issuer’s securities, but restrictions on trading in the securities of other companies affected by the inside information as well (e.g., in the event the issuer was in negotiations to acquire a public company).

Although there is no precise, generally accepted definition of materiality, information is likely to be “material” if it relates to:

■	Earnings information and quarterly results

■	Projections of future earnings or losses or other earnings guidance (including confirming previous earnings guidance)

■	A pending or proposed merger, joint venture, acquisition, or tender offer, or an acquisition or disposition of significant assets (including significant affiliates)

■	Significant new investments or financings or related developments

■	Major events regarding the company’s securities (including the declaration of a stock split or dividend, calls of securities for redemption, repurchase plans, changes to the rights of security holders or the offering of additional securities)

■	Severe financial liquidity problems

■	Significant litigation and regulatory matters

■	Changes in auditors or auditor notification that the company may no longer rely on an audit report

■	Expansion or curtailment of significant operations

■	Bankruptcy or insolvency

Non-public: For information to qualify as “inside” information, in addition to being “material,” the information also must be “non-public.” “Non-public” information is information that has not been made available to investors generally. This includes information received from sources or in circumstances indicating that the information has not been circulated generally. When material, non-public information is released to the investing public, it loses its status as “inside” information. For “non-public” information to become public information, however, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace, and sufficient time must pass for the information to become available in the market. Material, non-public information is not made public by selective dissemination.

Similarly, partial disclosure does not constitute public dissemination.

Penalties: Penalties for trading on or communicating material non-public information are severe both for the individuals involved in such unlawful conduct and potentially their employers. A person can be subject to all such penalties even if he or she does not benefit personally from the violation. Penalties can include substantial fines and jail sentences. In addition, any violation of this policy can be expected to result in serious sanctions by River Road, which may include termination of the person involved.

“Special Relationship” Under Canadian Law: In addition to the above, Canadian law prohibits the recommendation or encouragement to purchase or sell a security of an issuer where the person or company making the recommendation is in a “special relationship” with the issuer and has knowledge of a material fact or change with respect to such issuer that has not generally been disclosed. A “special relationship” with the issuer includes:

■	a person or company that is an insider, affiliate or associate of the issuer, or a person or company that is considering, evaluating or proposing to make a take-over bid for the securities of the issuer (or considering, evaluating or proposing to enter into another similar transaction with the issuer, such as a reorganization, amalgamation, merger or arrangement or similar business combination);

■	a person or company that is engaging in, considering or evaluating whether to engage in, or proposes to engage in, any business or professional activity with or on behalf of the issuer or a person described above;

■	a person who is a director, officer or employee of the issuer, a subsidiary of the issuer, a person or company that controls, directly or indirectly, the issuer, or a person or company described above;

■	a person or company that learned of the material fact or material change with respect to the issuer while the person or company was a person or company described above; or

■	a person or company that learns of a material fact or material change with respect to the issuer from any other person or company described above and knows or ought reasonably to have known that the other person or company was in a special relationship.

Responsibility

The compliance department is responsible for implementing and monitoring this policy.

Procedure

River Road has adopted the following procedures to implement and monitor the firm’s policy:

Public Company Conversations/Access Limitations: Typically, only River Road portfolio managers, analysts, or other employees that are involved with the research team/stock coverage are approved to speak to public company employees for purposes of River Road’s business. Contact at public companies typically must be limited to contact with the public company Board members, Investor Relations, or C-Suite employees. This is to help limit potential exposure to material non-public information as such individuals at River Road and the company should be most aware of insider trading laws and requirements.

Management Contact Documentation: Portfolio managers, analysts, and research coordinators must document relevant contact with public companies using the Management Contact reporting field in FactSet.

Distribution and Acknowledgement: The Insider Trading Policy is distributed to all employees upon hire and annually thereafter. All employees are required to acknowledge that they have received, read, understand, and agree to comply with the Code of Ethics and Insider Trading Policy.

Guidance Process: The CCO provides guidance to employees on any possible insider trading situations or questions. If an employee believes information is material and non-public or if they are unsure if information is material and/or non-public, then they must report the matter immediately to the compliance department (and the CCO will also be notified, as necessary). Additionally, the employee is prohibited from the following:

■	Purchasing or selling the securities on behalf of the firm, the firm’s clients, themselves, or for others; and/or

■	Communicating the information to anyone inside or outside the firm, other than if directed to do so by the CCO.

The CCO will review the issue with counsel, as appropriate, and instruct the employee on appropriate actions going forward.

Reporting: Employees must report all business, financial, or personal relationships that may result in access to material non-public information to the compliance department. Employees are prohibited from serving on the boards of directors of publicly traded companies absent prior written authorization from River Road's Executive Committee. The decision will be based upon a determination that the board service will be consistent with or not inconsistent with the interests of River Road and its clients. In circumstances in which board service is authorized, the employees will be isolated from those making investment decisions in that security through appropriate procedures.

Protection of Material Non-public Information: Care must be taken so that material and non-public information is secure and not communicated to anyone, except as directed by the CCO during the guidance process. This does not preclude River Road from providing necessary information to persons providing services to River Road or River Road’s client accounts, such as brokers, attorneys, accountants, custodians, or other third parties.

Executive Committee Reporting: The CCO prepares a written report to the Executive Committee when there is any possible violation of the firm’s Insider Trading Policy and the Executive Committee implements corrective and/or disciplinary action.

Updates: River Road’s Insider Trading Policy is reviewed and evaluated on a periodic basis and updated as may be appropriate.

Version Reference
Version Date	Description of Changes
08/01/2020	Added additional details under Background. Added new procedures regarding public company conversations and access limitations and noted Management Contact field requirement.
05/31/2023	Immaterial updates.